Exhibit 107
Calculation of Filing Fee Table
Form S-1
Mineralys Therapeutics, Inc.
Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Rule 457(a)	2,300,000	$16.00	$36,800,000	0.00011020	$4,056
Total Offering Amounts				—	$36,800,000	0.00011020	$4,056
Total Fees Previously Paid				—	—	—	—
Total Fees Offsets				—	—	—	—
Net Fee Due				—	—	—	$4,056
(1)    The registrant previously registered securities with a proposed maximum aggregate offering price not to exceed $184,000,000 on a Registration Statement on Form S-1 (File No. 333-269282), which was declared effective by the Securities and Exchange Commission on February 9, 2023. In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of $36,800,000 is hereby registered, which includes the shares of common stock that the underwriters have the option to purchase.
(2)    Includes 300,000 shares of common stock that the underwriters have the option to purchase.
(3)    Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.